                                                                  EXHIBIT 99.2
[CTC LOGO]
News Release

                                             For Further Information Contact
                                             John D. Pittenger
                                             Executive Vice President,
                                             Finance & Administration
                                             781-466-1302
                                             Internet: http://www.ctcnet.com

June 2, 1998

                                                         FOR IMMEDIATE RELEASE

                           CTC COMMUNICATIONS CORP.
                           REPORTS YEAR END RESULTS
                           ------------------------

Waltham, Massachusetts--CTC Communications Corp. (NASDAQ-CPTL), today reported results for the fourth quarter and year ended March 31, 1998.

The Company announced a net loss of $2,884,000 or $0.29 per share, on revenues of $40,947,000 for the fiscal year ended March 31, 1998, as compared to net income of $4,683,000 or $0.43 per share, on revenues of $40,290,000 for the fiscal year ended March 31, 1997.

For the fourth quarter ended March 31, 1998, the Company reported revenues of $6,287,000 and a net loss of $6,008,000 or $0.60 per share, as compared to revenues of $11,472,000 and net income of $1,281,000 or $0.12 per share, for the comparable period of Fiscal 1997.

The results for the quarter and year ended March 31, 1998, reflect the Company's decision to terminate its agency relationship with Bell Atlantic in December 1997 and commence operation as an integrated communications provider (ICP). As a result of this transition, gross margins for the fourth quarter were negatively impacted due to fixed costs associated with the sale of local telecommunications services, lower long distance rates extended to customers in advance of decreases from its long distance supplier, increased costs associated with adding new customers and services, and costs associated with the termination of its debit card program. The company believes that gross margins for the fourth quarter are not representative and expects gross margins to improve in future quarters.

Robert Fabbricatore, Chairman and Chief Executive Officer of CTC Communications Corp. stated that he was pleased with the progress made during the Company's first quarter as an ICP.


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"In our first three months on this platform, we sold 21,613 and provisioned
17,637 access line equivalents to primarily new customers for CTC," said Mr. Fabbricatore. "There is a tremendous market opportunity in our footprint that is growing each year. We believe that our fourteen years of telecommunications experience uniquely positions us as an integrated communications provider in our markets."

                                                      THREE MONTHS ENDED
                                                      ------------------
                                                 March 31, 1998  March 31, 1997
                                                 --------------  --------------
Network Service Revenue
     Commissions                                 $      194,050  $    8,353,961
     Resale                                           6,093,391       3,117,823
                                                 --------------  --------------
     Total Revenues                              $    6,287,441  $   11,471,784

Cost of resale revenues                               5,943,479       2,615,084
Selling, general and administrative expenses         10,121,930       6,761,888

Income/(Loss) from Operations                        (9,777,968)      2,094,812

Income/(Loss) before income taxes                    (9,683,451)      2,158,717

EBITDA                                               (9,110,102)      2,330,707

Net Income (Loss)                                $   (6,008,451) $    1,280,917

Earnings Per Share                               $        (0.60) $         0.12

Weighted Shares Outstanding                           9,976,915      10,654,661



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
                                                      THREE MONTHS ENDED
                                                      ------------------
                                                 March 31, 1998  March 31, 1997
                                                 --------------  --------------
Network Service Revenue
     Commissions                                 $   24,775,420  $   29,195,261
     Resale                                          16,171,716      11,094,838
                                                 --------------  --------------
     Total Revenues                              $   40,947,136  $   40,290,099

Cost of resale revenues                              14,038,565       8,709,122
Selling, general and administrative expenses         31,491,963      23,819,714

Income/(Loss) from Operations                        (4,583,392)      7,761,263

Income/(Loss) before income taxes                    (4,370,450)      7,959,931

EBITDA                                               (3,165,526)      8,504,158

Net Income (Loss)                                $   (2,884,450) $    4,682,931

Earnings Per Share                               $        (0.29) $         0.43

Weighted Shares Outstanding                           9,886,000      10,773,000

CTC Communications Corp. is a rapidly growing provider of integrated communications solutions to small and medium sized business customers in the Northeastern U.S. It provides an extensive array of voice and data services including local, long distance, enhanced telephone services, frame relay, Internet access, and T1 and ISDN services. The Company markets its services through its 175 member direct sales force throughout Massachusetts, New York, Connecticut, New Hampshire, Vermont, Rhode Island and Maine. CTC's headquarters is in Waltham, MA, and CTC can be found on the World Wide Web at ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-K. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.